EXHIBIT 33.2

                 GE COMMERCIAL DISTRIBUTION FINANCE CORPORATION

                       Management Assessment of Compliance

                                 March 26, 2007

Management of the GE Commercial Distribution Finance Corporation (the "Company") is responsible for assessing compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB of the Securities and Exchange Commission, relating to the servicing of a commercial floorplan receivable, accounts receivable, and asset based lending receivable securities program (the "Platform"), except for servicing criteria set forth in Items 1122(d)(1)(iii), 1122(d)(1)(iv), 1122(d)(2)(vi), 1122(d)(3)(i), 1122(d)(4)(vi), 1122(d)(4)(x),
1122(d)(4)(xiii) and 1122(d)(4)(xv) of Regulation AB, which the Company has determined are not applicable to the activities it performs with respect to the Platform ("Applicable Servicing Criteria"), as of and for the twelve months ended December 31, 2006 (the "Reporting Period"). The individual asset-backed transactions and securities defined by management as constituting the Platform are as follows: GE Dealer Floorplan Master Note Trust Series 2004-1, 2004-2, 2005-1, 2005-2, 2006-1, 2006-2, 2006-3 and 2006-4.

With respect to servicing criteria set forth in Items 1122(d)(2)(i) and 1122(d)(2)(vii), management has engaged various vendors to perform the activities required by these servicing criteria. The Company's management has determined that these vendors are not considered "servicers" as defined in Item 1101(j) of Regulation AB, and the Company's management has elected to take responsibility for assessing compliance with the servicing criteria applicable to these vendors as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations ("Interpretation 17.06"). As permitted by Interpretation 17.06, management has policies and procedures in place to provide reasonable assurance that the vendors' activities comply in all material respects with the servicing criteria applicable to these vendors. The Company's management is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendors and related criteria.

The Company's management has assessed the Company's compliance with the Applicable Servicing Criteria as of and for the Reporting Period. In making this assessment, management used the servicing criteria set forth by the Securities and Exchange Commission in Item 1122(d) of Regulation AB.

Based on such assessment, management believes that, as of and for the Reporting Period, the Company has complied in all material respects with the Applicable Servicing Criteria.

KPMG LLP, a registered public accounting firm, has issued an attestation report with respect to management's assessment of compliance with the Applicable Servicing Criteria as of and for the Reporting Period.
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GE COMMERCIAL DISTRIBUTION
FINANCE CORPORATION

/s/ James Schott                            /s/ Michael Brandt
------------------------                    -------------------------
James Schott, Controller                    Michael Brandt, CFO